EXHIBIT 107.1

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	350,000(2)	$20.58 (3)	$7,203,000.00	0.00011020	$793.77
Total Offering Amounts					$7,203,000.00		$7,203,000.00
Total Fee Offsets (4)							-
Net Fee Due							$793.77

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(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.

(2)	The 350,000 shares reflect an increase to the number of shares available for issuance under the Registrant’s Amended and Restated 2006 Employee Stock Purchase Plan.

(3)

Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low price per share of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on November 11, 2022 multiplied by 85%, which is the percentage of trading purchase price applicable to purchases under such plan.

(4)	The Registrant does not have any fee offsets.